Exhibit 99.1

Ocugen Secures $30 Million in Debt Funding

MALVERN, Pa., November 7, 2024 (GLOBE NEWSWIRE)—Ocugen, Inc. (Nasdaq: OCGN), a biotechnology company focused on discovering, developing, and commercializing novel gene and cell therapies, biologics, and vaccines, today announced that on November 6, 2024, the Company entered into a new $30 million credit facility with Avenue Venture Opportunities Fund, L.P., a fund of Avenue Capital Group. Proceeds from the facility are intended for general corporate purposes, capital expenditures, working capital, and general and administrative expenses.

The credit facility, which has a term of 4 years, provided $30 million fully funded on the closing date.

“We are pleased to enter into this relationship with Avenue Capital Group that provides what we believe is a shareholder-friendly financing for the Company,” said Dr. Shankar Musunuri, Chairman, Chief Executive Officer, and Co-founder of Ocugen. “This additional working capital will support the clinical development of our three, first-in-class modifier gene therapies and provide adequate funding to near completion of the OCU400 Phase 3 liMeliGhT clinical trial and prepare for the BLA and MAA submissions.”

This most recent financing is part of Ocugen’s diversified strategy to fund the business and appropriately allocate resources across the portfolio.

“We are pleased to partner with Ocugen with this financing as the Company drives its next chapter of growth, based on its novel scientific platforms and dedication to fighting blindness diseases,” said Chad Norman, Senior Portfolio Manager, Avenue Capital.

With net proceeds from this facility and current cash, cash equivalents, and restricted cash, the Company’s expected cash runway extends into the first quarter of 2026.

Chardan and Titan Partners Group, a division of American Capital Partners, acted as financial advisors to Ocugen on the transaction.

About Ocugen, Inc.

Ocugen, Inc. is a biotechnology company focused on discovering, developing, and commercializing novel gene and cell therapies, biologics, and vaccines that improve health and offer hope for patients across the globe. We are making an impact on patient’s lives through courageous innovation—forging new scientific paths that harness our unique intellectual and human capital. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with a single product, and we are advancing research in infectious diseases to support public health and orthopedic diseases to address unmet medical needs. Discover more at www.ocugen.com and follow us on X and LinkedIn.

About Avenue Venture Opportunities

The Avenue Venture Debt Funds seek to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies, focusing generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. The Avenue Venture Debt funds are part of the larger group of funds of Avenue Capital Group. For additional information on Avenue Capital Group, which is a global investment firm with assets under management of approximately $12.2 billion, visit www.avenuecapital.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, strategy, business plans and objectives for Ocugen’s clinical programs, plans and timelines for the preclinical and clinical development of Ocugen’s product candidates, including the therapeutic potential, clinical benefits and safety thereof, expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials, the ability to initiate new clinical programs; expectations regarding the satisfaction of closing conditions, timing of the funding and the anticipated use of proceeds; Ocugen’s financial condition and expected cash runway into the first quarter of 2026; and statements regarding qualitative assessments of available data, potential benefits, expectations for ongoing clinical trials, anticipated regulatory filings and anticipated development timelines, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from our current expectations, including, but not limited to, the risks that preliminary, interim and top-line clinical trial results may not be indicative of, and may differ from, final clinical data; that unfavorable new clinical trial data may emerge in ongoing clinical trials or through further analyses of existing clinical trial data; that earlier non-clinical and clinical data and testing of may not be predictive of the results or success of later clinical trials; and that that clinical trial data are subject to differing interpretations and assessments, including by regulatory authorities. These and other risks and uncertainties are more fully described in our annual and periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events, or otherwise, after the date of this press release.

Contact:
Tiffany Hamilton
Head of Communications
Tiffany.Hamilton@ocugen.com